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EXHIBIT 23


ACCOUNTANTS' CONSENT

The Board of Directors
Ballantyne of Omaha, Inc.:

We consent to incorporation by reference in the Registration Statement No. 333-03849 on Form S-8 and No. 333-22357 on Form S-3 of
Ballantyne of Omaha, Inc. of our report dated January 18, 1999, relating to the consolidated balance sheets of Ballantyne of Omaha, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, and related schedule, which report appears in the December 31, 1998 Annual Report on Form 10-K of Ballantyne of Omaha, Inc.

(Signed)

KPMG Peat Marwick LLP

Omaha, Nebraska
March 30, 1999




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